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May 20, 2014

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WORLD GOLD COUNCIL

Gold Demand Trends

First quarter 2014

May 2014 www.gold.org

First quarter gold demand held steady at 1,074.5 tonnes, maintaining the lofty levels seen last year. Modest growth in jewellery outweighed minor reductions in technology demand and central bank purchases. In the investment space, net ETF flows were zero, while bar and coin demand was well below a year earlier. The value of demand declined to US$44.7bn due to the impact of lower gold prices. Read more...

Overall demand changes (Q1'14 vs Q1'13, tonnes)


Tonnes
1,200
1,000
800
600
400
200
0
1,077.2
+16.0
-4.5
-182.1
+176.3
-8.4
1,074.5
-2.7
Q1'13
Jewellery
Technology
Total bar and coin
ETFs and similar
Central bank net purchases
Q1'14
Net change Q1'14 – Q1'13

Source: GFMS, Thomson Reuters, World Gold Council

Contents

Contributors

Louise Street
louise.street@gold.org

Krishan Gopaul
krishan.gopaul@gold.org

Alistair Hewitt
alistair.hewitt@gold.org

Marcus Grubb
Managing Director,
Investment Strategy
marcus.grubb@gold.org

Executive summary

Gold demand had a robust start to 2014 – virtually unchanged year-on-year at 1,074.5 tonnes (t). Jewellery demand made moderate gains of 3% largely due to lower gold prices compared with Q1 2013 and seasonal factors, notably Chinese New Year, which contributed to record first-quarter jewellery demand in China. Movements within the investment space were more striking: net ETF flows were zero, compared with 177t of outflows in Q1 2013, while bar and coin investment unsurprisingly fell far short (-39%) of the record levels of demand seen a year ago. The net impact on Q1 investment demand was minimal: it was down by just 6t (2%) year-on-year.

Table 1: Q1'14 gold demand overview

	Tonnes				US$mn			
	Q1'13	Q1'14*	5-year average	Year on year % change	Q1'13	Q1'14*	5-year average	Year on year % change
Jewellery	554.7	570.7	512.0	3	29,100	23,727	22,705	-18
Technology	103.5	99.0	108.3	-4	5,432	4,117	4,771	-24
Investment	288.1	282.3	367.6	-2	15,116	11,736	16,378	-22
Total bar and coin demand	464.7	282.5	338.2	-39	24,377	11,746	15,437	-52
ETFs and similar products	-176.5	-0.2	29.5	-	-9,261	-10	941	-
Central bank net purchases	130.8	122.4	72.7	-6	6,863	5,089	3,650	-26
Gold demand	1,077.2	1,074.5	1,060.5	0	56,511	44,669	47,504	-21

*Provisional.

Source: GFMS, Thomson Reuters, World Gold Council

In the official sector, central banks continued to purchase gold for its diversification and risk management properties, adding 122.4t, while substitution to other materials continued to impact gold demand in the technology space – down 4% year-on-year. The supply of gold edged only marginally higher (+1%) in Q1 as an increase in mine production was counterbalanced by another notable decline in the supply of recycled gold.

2013 was unquestionably an exceptional year, which saw consumers flooding into gold as the price fell. As 2014 gets underway, it is worth noting that year-on-year comparisons will be affected by the extraordinary levels of demand that were seen in the consumer space last year.

Jewellery underpinned

Jewellery demand was well supported in the first quarter, exceeding the total from Q1 last year – a period in which we saw the beginnings of 2013's remarkable consumer resurgence. Lower gold prices were the most important factor behind the growth in Q1 jewellery demand; the average US$ price was 21% lower than the year-earlier period. This decline in the international price was echoed in many markets, with European and Chinese consumers benefiting from a similar lower-price environment.

The first quarter of this year saw a continuation of momentum in the jewellery markets, with demand following traditional patterns. Seasonal effects were particularly notable in China, where the response to the Chinese New Year followed its customary path: Q4 strength in consumer demand and stock-building, in preparation for New Year and Valentine's Day, continued into January before quickly subsiding once the holiday period was over. Demand remained subdued throughout the closing weeks of the quarter. This was repeated throughout South East Asia, with demand in Thailand, Vietnam and Indonesia also showing the usual New Year-related surge.

Among the western markets, the US and UK improved further, building on the tentative recovery that began last year as better economic conditions, coupled with lower average gold prices, buoyed demand. As we have discussed previously, the longer supply chain in these markets mean that reductions in the international price take much longer to feed through to the retail level. By the end of last year, retailers were in a position to pass on lower prices to end-users and growth in demand is evidence of a positive consumer response.

However, some markets experienced a rather different price environment when considering gold in local terms; currency weakness in Turkey, for example, kept lira prices elevated, while India's supply restrictions continued to support the rupee price. Although it is important to note that other – largely political – factors were also at play in suppressing demand in both markets (discussed in *Jewellery*).

While consumers were relatively robust in their demand for gold jewellery last quarter, second quarter comparisons are expected to be significantly weaker. Much of the demand surge last year occurred in response to the price drops in April and May, thereby pushing Q2 demand far beyond 'normal' ranges. We would expect jewellery demand next quarter to come more into line with longer-term average levels (**Chart 1**).

Chart 1: Jewellery demand and quarterly average (4-quarter rolling totals)


Tonnes
2,500
2,000
1,500
1,000
500
0
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Jewellery (4-quarter rolling)
5-year quarterly average*

- Jewellery demand was robust following the 2013 upsurge – Q1 was the seventh consecutive quarter of year-on-year growth in the sector.
- Strength of demand last year is expected to impact Q2 comparisons and bring demand back to longer term average levels.

*5-year quarterly average of 4-quarter rolling totals

Source: GFMS, Thomson Reuters, World Gold Council

Investors await cues

Q1 investment demand for gold was just 6t (2%) lower year-on-year at 282.3t. However, the picture of stability at the aggregate level conceals a more marked divergence in the different elements of demand within the sector: bar and coin demand was significantly weaker while ETF outflows dwindled.

Net ETF gold demand was zero, with limited activity from both sides during the quarter. This had a positive impact on year-on-year comparisons, given outflows of 176.5t in Q1 2013. On the one hand, tensions in Ukraine brought gold's risk-hedging properties into focus. This resulted in positive monthly inflows to ETFs in February, for the first time in over a year, which were repeated in March. However, expectations for continued US – and global – economic recovery and possible increases in US interest rates over coming years had a contrasting effect, which neutralised these inflows.

Bar and coin investment suffered the most negative year-on-year comparisons for Q1, in part because the base period was a record first quarter for bar and coin demand, but also due to uncertainty in the outlook for the gold price (**Chart 2**).

In late 2013 and early 2014 there was a general expectation that the gold price would fall further. As this failed to materialise – and gold prices steadily increased during Q1 – investors in many of the more price-sensitive markets assumed a 'wait and see' stance until a clearer price trend emerged. Consequently, total bar and coin demand subsided to its lowest level for four years. A degree of profit-taking also contributed to the year-on-year decline. The opportunistic buying that accounted for a portion of last year's surge resulted in some of these relatively tactical buyers closing out of their positions as the price rose over the course of the quarter.

Chart 2: Total bar and coin demand by category in tonnes


Tonnes
US$/oz
700
600
500
400
300
200
100
0
2,000
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Physical bar demand
Official coin
Medals/imitation coin
5-year quarterly average*
London PM fix (US$/oz, rhs)

- Bar and coin investors were cautious, waiting for a clear price trend to emerge.
- Year-on-year declines were concentrated among the more price sensitive markets, notably China, India, Thailand and Turkey.

*5-year quarterly average of total bar and coin demand

Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Price premiums decline on easing supply pressures

As demand for physical gold investment products fell back, the pressures that had been squeezing the supply chain throughout 2013 eased and this has had a clear impact on the gold price premiums in a number of local markets. Flows of gold from western vaults to satisfy the demands of eastern consumers have slowed as global gold markets have gradually returned to a more 'normal' state of affairs. This is evidenced by a decline in the elevated price premiums seen throughout much of last year, notably in Shanghai and Istanbul. In some cases, prices moved to a discount. India was the exception; premiums here reached a record in late December, as continued import controls kept market conditions tight. The premium then declined steadily as import licences were extended and the high local gold price caused consumers to postpone purchases. However, it remained elevated compared with previous levels as market conditions remained tight (**Chart 3**).

After a relatively muted quarter for bar and coin demand, investors – waiting at the sidelines – will be in a position to re-enter the market quickly in response to the right signals. The experience of last year has proved how responsive the market can be to a major trigger, such as a rapid price change, and high local premiums act as a signal of tight local market conditions, attracting gold flows to help alleviate pressures in the supply chain.

Chart 3: Local gold price premiums (weekly)



US$/oz
200
150
100
50
0
-50
Jan 2012
May 2012
Sept 2012
Jan 2013
May 2013
Sept 2013
Jan 2014
Chinese premium (US$/oz)
Indian premium (US$/oz)
Turkish premium (US$/oz)

- Local prices in Shanghai and Istanbul moved to a discount during the quarter, signalling a relaxation in the tight market conditions that prevailed during much of last year.
- India was the exception – premiums started the year at near-record levels before tailing off as import curbs continued to restrict demand.

Source: Bloomberg, GFMS, Thomson Reuters, Istanbul Gold Exchange, The London Gold Market Fixing Ltd, World Gold Council

Global gold market – first quarter 2014 review

Jewellery

During the first quarter demand for gold jewellery continued on its recent growth path, increasing by 3%. At 570.7t, this was the largest Q1 volume since 2005.

Demand in value terms was worth US$23.7bn. The 18% year-on-year drop is largely a function of the Q1 2013 value being the third highest on record. Compared with the five-year quarterly average value of US$22.7bn, Q1 was up 5%.

Geographically, increases in demand were reasonably wide-spread with a number of notable exceptions. Consumers generally made the most of gold prices that were relatively appealing compared with Q1 last year, particularly in those markets where seasonal affects were strongest. A strengthening economic environment was further supportive for demand.

Chinese consumers generated the largest year-on-year volume increase in jewellery demand. This was despite sizable upward revisions to 2012 and 2013 data for China as more information came to light regarding the extent of demand at that time. The seasonal impact of Chinese New Year being closely followed by Valentine's Day, and the strong gold buying and gifting traditions associated with those two occasions drove jewellery consumption to a record first quarter volume. 10% year-on-year growth was achieved as the nation's pro-gold culture and rising incomes continued to support consumption. Following its regular seasonal pattern for Q1, demand tailed off quite suddenly once the festive occasions were over, with the concurrent rising gold price also acting as a brake on demand.

New year seasonal affects were also present in a number of markets in the South East Asian region, notably Indonesia and Vietnam where demand increased by 9% and 3% respectively. Lower prices helped to magnify the usual New Year-related upswell in these more price-sensitive countries. Thailand was the exception with a year-on-year decline of 17%, although absolute volumes were small. However, the first quarter of last year was exceptionally strong in Thailand, which suggests a longer-term comparison is more meaningful. At 2.5t, Q1 demand was comfortably above the 5-year quarterly average of 1.4t.

The most notable decline at the country level was in India, with a 9% drop in jewellery demand to 145.6t. The longer-term picture is more robust, with Q1 demand on a par with the 5-year average (**Chart 4**). In addition to the ongoing restrictions to gold imports, India's consumers faced further obstacles as a result of the country's governmental elections. These created an atmosphere of uncertainty, particularly with respect to the import curbs and whether these may be lifted for the second half of the year, which left many consumers reluctant to buy until a clear post-election picture emerges. Furthermore, restrictions were imposed on the free movement of cash and other assets, such as gold, for the duration of the election. While these were intended to prevent electoral corruption, they also had the effect of dampening down genuine cash purchases of gold. This had a negative impact on demand in the closing weeks of the quarter, which continued into Q2.

Premiums in India, which hit a record high late in December of over US$150/oz, steadily declined throughout the quarter as demand entered its usual lull ahead of the key Akshaya Tritiya festival in May. In January, licences were granted to five additional banks to import gold, which may have gone some way to alleviating the pressure on the market and contributed to the dampening of local price premiums. However, we view this measure as being largely cosmetic rather than of material significance. As a result of these factors, the flow of gold unofficially entering the country lost some momentum after the sharp influx seen in the second half of 2013, although nevertheless remained a notable source of supply.

We continue to view India as a source of strong latent demand, which will be unleashed as and when the government restrictions on gold are eased. Indicative of this is the strength of demand in the UAE, which can be taken as a proxy for Indian demand given the prevalence of non-resident Indians among the gold-buying populace.

Demand of 22.1t from the UAE was the highest quarterly total since the record of Q3 2008. Given that this market is not constrained by the same supply controls that are currently in place in India, the demand response in the first quarter can be considered to be representative of how domestic Indian consumers may have responded to lower gold prices.

Jewellery demand strengthened across the Middle Eastern region as a whole. Egypt saw growth of 6%, predominantly in the high-carat investment-proxy segment. Nevertheless, demand here continues to suffer as a result of the ongoing political tensions, remaining well below pre-Arab spring levels.

Jewellery demand in Turkey usually echoes the pattern of demand in the Middle East, but decoupled from the region in Q1 as it declined 12%. Compared with the 5-year quarterly average of 17.4t, demand was down 17%. Currency depreciation resulted in a sharp rise in local gold prices during the quarter, which deterred jewellery buyers. However, the fall in demand was not purely price-driven. Domestic elections, following a wave of political controversy – with the incumbent government facing accusations of corruption – exaggerated the political tension that has beset the market over the last year with detrimental consequences for jewellery demand.

Turning to the industrialised west, consumers in the US and the UK responded positively to lower gold prices and continued economic recovery. US jewellery demand added to the building blocks of growth that were put in place last year, rising by 5% in spite of severe weather conditions affecting demand in January. However, a strong February and March more than made up for the early weakness as consumers shifted from plated jewellery towards higher carat items, encouraged by retailers dedicating more shelf space to gold jewellery. The year-on-year increase also reflected stock replenishment after stronger than expected Christmas-related demand in the fourth quarter of 2013.

In the UK, consumers reacted convincingly to the lower gold price, which was further amplified by the strengthening pound. Signs of economic recovery and the fact that higher-priced inventory has now worked its way through the pipeline suggest more positive prospects for UK gold jewellery consumers.

In Russia, continued economic slowdown, combined with further depreciation of the rouble and an outbreak of geopolitical tensions, led to a nominal reduction in jewellery demand. The 2% year-on-year decline in Russian jewellery demand ended twelve quarters of expansion in this market as consumers were more focused on accumulating savings to combat the environment of uncertainty and instability.

Chart 4: Q1'14 jewellery demand vs 5-year quarterly average by country



Tonnes
250
200
150
100
50
0
China
India
UAE
USA
Russia
Turkey
Saudi Arabia
Egypt
Indonesia
Hong Kong
Other Gulf
Japan
Vietnam
UK
South Korea
Italy
Thailand
Taiwan
Q1'14
5-year quarterly average

- Jewellery demand in most markets was above, or in line with, its 5-year quarterly average, with China showing the strongest growth.
- The US was a clear exception, although demand continues to improve in line with the health of the economy.

Source: GFMS, Thomson Reuters, World Gold Council

Investment

After a year in which gold flowing from western ETFs satisfied unbridled demand from eastern investors, the start of 2014 saw a re-balancing of the scales in the investment market. First quarter investment demand of 282.3t (the sum of bar, coin and ETF demand) was little changed from the same period of last year (-2%). As outlined in the *Executive Summary*, this stability in overall investment masks a divergence in its underlying components: bar and coin demand was down 39% year-on-year, while outflows from ETFs slowed to a virtual halt compared with outflows of 176.5t in Q1 last year. These respective changes more or less cancelled each other out and the net impact on investment was almost zero.

Total investment demand, inclusive of Over-the-Counter (OTC) investment and stock flows, showed a modest 4% decline compared with the first quarter of last year, to 252.6t. The number denoted as OTC investment and stock flows encompasses a number of elements, including: gold deposit accounts; stock changes that have yet to be identified; transactions in the relatively opaque OTC market; spot and forward products; as well as any statistical residual.

The first quarter saw net reductions in ETF gold holdings of less than 1t. Outflows slowed sharply during January and reversed in February to generate a positive monthly inflow of around 12t, the first monthly increase in holdings since December 2012. This was largely due to a rise in geopolitical tensions with the unfolding crisis in the Ukraine raising gold's profile as a risk diversifier. March saw similar inflows, although towards the end of the month attention turned back to the US economic recovery and on the possible timing of interest rate rises.

The World Gold Council monitors its own data on gold-backed ETFs, covering a slightly different universe of products from that which GFMS, Thomson Reuters consider in their quarterly data set, which provides further insight into the activity seen during Q1. This data shows that assets under management (AUM) in gold-backed ETFs increased by US$4.6bn, surpassing the US$70bn mark. In tonnage terms, SPDR® Gold Shares (GLD) added 15t during Q1 and iShares Gold Trust (IAU) contributed an additional 3t. Conversely, Swiss ETFs experienced further outflows, led by ZKB Gold which shed 13t during the period.

Caution permeated the market for small bars and coins during Q1, particularly in the more price-sensitive markets, as investors awaited a clear signal as to the future direction of the gold price following the huge levels of investment in 2013. Investors in some markets had been expecting a further price dip to provide a good buying opportunity in Q1. The improvement in the US$ price throughout the quarter instead prompted many participants to remain on the sidelines – or, in some cases, to take profits on their holdings – and as a result bar and coin demand was 39% down year-on-year.

However, it is important to note that the base period for year-on-year comparisons was very strong. Q1 2013, a record first quarter for bar and coin demand, marked the beginning of last year's extreme reaction to the correction in the gold price. Considering Q1 2014 in relation to its five-year average shows a more moderate decline of 16%. In contrast, demand in Q1 2013 was almost 60% above its 5-year quarterly average, highlighting the anomalous nature of demand at that time.

As mentioned previously, the reaction among retail investors was stronger in the more price sensitive markets, a fact that is borne out by the data: China, India, Thailand and Turkey generated a combined 176t decline in bar and coin demand. Similarly, these four markets experienced the largest growth in Q1 last year as the price started to decline.

In China, bar and coin investment of 60t was more or less in line with its five-year quarterly average of 62.8t. Over the course of the first quarter, investment demand in China followed a similar seasonal pattern to that of jewellery: holding up well in the approach to Chinese New Year before dropping away fairly sharply. In contrast with jewellery demand, however, the year-on-year decline in the sector was significantly affected by the magnitude of retail investment in Q1 2013.

The pattern of demand was reflected in the Shanghai premium, which traded within its historical 5-year band during January and February before moving to a discount in March as demand subsided. While discounts are not unusual, this was in stark contrast to Q1 2013, when the jump in demand pushed the premium sharply above its historical ranges (**Chart 5**).

The dominance of Chinese communities in the market for gold bars and coins in Thailand also contributed to the sharp year-on-year decline in that market; trade among this contingent was largely absent for much of the quarter. Despite the weak comparison with the record Q1 2013, demand of 22t was just above the five-year quarterly average of 20.9t.

Vietnam's gold market remains under tight supervision by the State Bank, which temporarily halted the auctions that had been a regular feature of 2013; consequently, premiums for official tael bars remain high. Demand for gold *chi* rings (plain rings, used as an investment proxy rather than adornment) benefited due to their wider availability and significantly lower premiums.

Chart 5: Gold price premium on the Shanghai Gold Exchange over Q1



US$/oz
60
40
20
0
-20
-40
-60
-80
1
6
11
16
21
26
31
36
41
46
51
56
61
Working days from the start of the year
Closing premium range*
2013
2014

- Price premium in Shanghai largely reverted to its longer term range in Q1 2014, having sharply exceeded it during Q1 last year.
- Premiums turned to a discount in February once the seasonal uplift subsided.

*Range is comprised of maximum and minimum closing premium between 2008-2012

Source: Bloomberg, The London Gold Market Fixing Ltd, World Gold Council

Japan saw a fourth consecutive quarter of positive net investment. Volumes were low on both sides of the market before a surge in buying towards the end of the quarter as investors rushed to beat the VAT increase, which took effect on 1 April.

Indian bar and coin investment was very restrained in the first quarter, well below both year-earlier levels and the five-year quarterly average as the government's import limits continued to suppress demand. Restrictions related to the elections (discussed in *Jewellery*) further added to the difficult environment for investment. The drop in demand contributed to the decline in premiums and a slowdown in supply of both recycled and unofficial gold.

Investment demand in Turkey, one of the key price sensitive markets mentioned above, suffered the combined effects of political instability and currency depreciation. Weakness in the lira pushed up local prices, which drew out a wave of profit-taking and saw investors preferring to invest in dollar- and euro-denominated assets. Reports confirm that investors remain engaged in the market and keen to re-enter at the right level. This appears to be borne out in the case of Germany, where the Turkish community was prominent in driving demand given that they did not experience the same currency-related price rise as domestic Turks. The likelihood is for demand to increase in the second quarter in preparation for the summer wedding season.

Demand for gold investment products in the US was relatively muted in the first quarter, 30% below 2013's elevated levels. Although sales of Eagle coins by the US mint indicate a dramatic drop in demand compared with the year-earlier period, this does not take into account imported bullion coins such as Canadian Maple Leafs, or the extent of demand in the secondary market, which was reasonably buoyant.

Bar and coin investment across Europe remained within its broad post-financial crisis range, although very much at the lower end. Lacking fresh impetus to buy, and being somewhat satiated after the 2013 surge, investors across the region were largely content to await further cues.

Central banks

Net purchases by central banks reached 122.4t in Q1 2014, comfortably within the range of buying that has been in place for the last three years. The biggest surprise of the quarter was the announcement in March from the Central Bank of Iraq that it had recently increased reserves by 36t. This follows comments in January by Muneer Omran, general manager of investments, that "Iraq has no plans to sell gold from its reserves"; although it was reported in April that it would mint 11t for sale domestically.

The announcement of a substantial increase in Iraqi reserves, along with continued buying from countries such as Russia (6t) and Kazakhstan (5t) in the first quarter, demonstrates the continued desire among central banks to accumulate gold for diversification purposes. Gold holdings in the euro area also increased by 7.7t in Q1 2014, as Latvia joined the currency union at the start of the year (1.1t of which was transferred to the ECB).

Germany remains the only active signatory of the Central Bank Gold Agreement (CBGA), owing to its coin-minting programme. During the first quarter it reduced its holdings by less than a tonne for this purpose.

Chart 6: European gold sales within the central bank gold agreements



Tonnes
600
500
400
300
200
100
0
CBGA 1
CBGA 2
CBGA 3
2000
2002
2004
2006
2008
2010
2012
2014
CBGA Sales
Limit

- Signatories to the Central Bank Gold Agreement again showed no appetite to sell.
- Total sales during the current agreement amount to just over 200 tonnes, only 10% of the maximum allowable sales during the 5-year period.

Note: Data to end-March 2014

Source: European Central Bank, IMF International Financial Statistics, World Gold Council

Technology

Demand for gold from the Technology sector slipped 4% year-on-year as cost pressures fuelled continued substitution to cheaper alternatives. Parallel declines were seen in all three segments of the sector.

A moderate 4% decline in electronics demand was solely due to substitution losses in the area of bonding wire. Gold's share of the gold bonding wire market (the primary use for gold in electronics) was further eroded, despite an apparent improvement in consumer sentiment stimulating demand for electronics. According to data from the Semiconductor Industry Association (SIA) global sales of semiconductors in Q1 were US$78.5bn – a record for first quarter sales. However, the growing use of copper and, more recently, silver and aluminium, in the production of bonding wire contributed to gold's decline.

Demand for gold used in other industrial and decorative applications mirrored the 4% decline in electronics. The fact that this segment is dominated by India (specifically in demand for *jari* – a golden thread used in clothing) makes the year-on-year decline rather unsurprising given the import restrictions there. Furthermore, the end of the financial year in March saw fabricators limiting inventory at a time when consumer interested was dampened by rising prices.

A 4% decline in dental usage of gold completed the trifecta. The sector witnessed an extension of the long-term trend of substitution to cheaper alternatives, as well as continued preference for ceramics for their cosmetic appeal. Geographically, declines were almost universal, but considerable losses in the US, Japan and Europe generated much of the weakness.

Supply

The supply of gold in the first quarter increased marginally (+1%) compared with the same period of 2013. An additional 55.7t from mine supply was offset by a 46.6t reduction in recycled gold.

Growth in gold mine production (+6% year-on-year) was due to new operations either ramping-up or coming on-stream. Q1 saw a continuation of the trend established last year among mining companies, of taking steps to contain costs and increase operational efficiencies, which should feed through to continued growth in mine production in coming quarters.

At the country level, Canada was again foremost in contributing additional supply, with continued growth at the new Detour Lake, Canadian Malartic and Young-Davidson mines. In the Dominican Republic, production continued to ramp up at the Pueblo Viejo mine, which came on-stream in late 2012.

Declines in production were relatively limited in scale. Having commenced gold production in 2011, Eritrea's Bisha mine has depleted the high-grade gold-enriched oxide cap and began last year to transition to low-cost, high-grade copper production, targeting areas of the deposit which are not rich in gold deposits.

The first quarter saw positive net hedging on a very small scale. The 6t of net hedging seen in Q1 compares with 10.6t of net de-hedging in the same period last year. Partly this is indicative of the scale of de-hedging since 2001. The 48t of annual de-hedging activity in 2013 reduced the size of the outstanding hedge book to around 75t. At such low levels, it will be unsurprising to see further quarters of positive supply going forward, as small-scale hedging may outweigh deliveries into existing positions.

We have discussed in previous editions of *Gold Demand Trends* the likelihood that producer hedging will fluctuate within a fairly narrow range around zero, making only marginal positive or negative contributions to total gold supply. We still expect this to be the case as some producers implement small, largely project financing-related positions while others continue to reduce their outstanding positions. We do not foresee a return to significant net producer hedging over the coming year, particularly in light of continued investor opposition to the practice.

The amount of recycled gold supplied to the market fell by 13% in the first quarter to 322t (Chart 7). This is 20% below the 5-year quarterly average of almost 400t and very much at the lower end of the broad 300-460t range that has largely defined recycling since 2008.

Much of the decline was due to less recycling activity in industrialised countries, where improving economic conditions reduced the need for distress selling. Lower gold prices also contributed to the decline, making it less attractive for consumers to sell existing gold pieces. The supply of recycled gold from these markets has stabilised over recent quarters. This suggests a new floor may have been reached, in the absence of any events that may cue a fresh surge in distress selling.

Recycled gold supplied by the developing world was marginally lower year-on-year. The relatively lower gold price was the key factor motivating consumers, who preferred to wait for the opportunity to sell at a higher price. The supply of recycled gold from Indian consumers was virtually unchanged year-on-year. Although average domestic prices were lower than they had been a year earlier, high local premiums in Q1 indicated a continued lack of supply, which recycled gold would have helped to mitigate.

The supply of recycled gold from Japan also declined sharply as consumers held off from selling their existing holdings pending the VAT increase. These consumers receive VAT on top of the price that they receive for recycled gold, so we would anticipate some of this pent up supply to be released in the second quarter.

Chart 7: Recycled gold supply in tonnes



Tonnes
US$/oz
500
450
400
350
300
250
200
150
100
50
0
2,000
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Recycled gold
London PM fix (US$/oz, rhs)

- The supply of recycled gold continued to trend down from the post-financial crisis peaks.
- Industrialised countries in particular are seeing lower levels of recycling as economic conditions improve.

Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Methodology commentary: Data sourcing for *Gold Demand Trends*

Gold Demand Trends aims to provide a holistic view of the global gold market. Due to the breadth and complexity of this market, we believe that a hybrid data sourcing model best supports a comprehensive and robust analysis. In addition to the core gold demand and supply data sourced from GFMS, Thomson Reuters, we use a large number of supplementary data sources to inform our view of the gold market and provide additional insights.

Our primary data provider, GFMS, Thomson Reuters, undertakes extensive field research and triangulates its insights with a comprehensive range of publicly available data to develop a robust set of gold demand and supply estimates. We supplement its data with other quantitative data, which can be broken down into four categories:

- **Demand:** We use data from Mints (eg US Mint, Royal Mint, Perth Mint) to enhance our insight into coin demand and data from the Commodities Futures Trading Commission to understand futures and options markets. We use data from the International Monetary Fund (IMF) to provide further granularity to central bank demand, which is provided at an aggregate level by GFMS, Thomson Reuters. At a country level, we monitor figures released by official institutions and trade bodies which can give an insight into local gold demand. For example, we examine the Shanghai Gold Exchange withdrawal figures, China Gold Association demand figures and the Birmingham Assay Office data for insights into the UK jewellery market.
- **Trade flows:** As illustrated last year when gold flowed out of western ETFs, through refineries in Switzerland and to consumers in the East, official trade data can provide insights into global gold flows. Global Trade International Services provide access to a wide range of countries' trade data and we also monitor individual countries' trade data, particularly from the Hong Kong Census and Statistics Department. However, looking purely at trade data can be misleading. It can include scrap, doré and concentrates, which would be captured in supply rather than demand. Nuances such as 'round-tripping' can affect the data too. So, while trade data plays a valued role in informing a view on global gold flows, it is an imperfect measure of gold demand.
- **Consumer habits:** Market research provides us with additional insights into consumer behaviour and offers a complementary perspective on gold demand. For example, we commissioned a sizable consumer research project in 2013 to shed light on how consumers in China and India responded to changing market conditions, to understand their relationship with gold, and to provide a clear sense of how their appetite for gold may evolve in the future.
- **Macroeconomic data:** This covers a broad range of information, including prices and premiums in different markets, exchange rates, economic indicators, customs duties and taxes, and political & stability risks. We have an "open source" model for this type of data, with providers including Bloomberg, Thomson Reuters Eikon, Datastream, IMF and the World Bank.

In addition to quantitative data, regular conversations with our network provide detailed insights into local market developments, highlighting issues affecting demand and supply dynamics and any emerging trends. This is particularly strong in China, India and the US. The World Gold Council's thematic research provides additional insight into particular markets or aspects of markets – for example, we collaborated with Hong Kong-based consultancy Precious Metals Insights on the recent report *China's gold market: progress and prospects*.

Looking ahead

We continually assess the data we source, and how we use it, in the context of evolving market conditions.

In 2011 we updated our definitions of investment demand, reflecting greater visibility in certain aspects of the data. When central banks turned from net sellers to net buyers on an annual basis in 2010 it represented a reversal of a long-standing trend. When it was clear this was a new trend, rather than a short-term blip, *Gold Demand Trends* reflected the change by presenting central banks as a source of demand rather than supply. And before that, in 2003, we started using GFMS data rather than our own proprietary data. This allowed us to expand our coverage, avoid conflict of interests and minimise data inconsistencies.

The gold market continues to change: 2013 was exceptional, not least for the flow of gold from western ETFs into the hands of consumers in the East. Given this evolving and dynamic market, we continuously assess how data are sourced, interpreted and presented to ensure their relevance, and maintain our ability to provide insights on the gold market.

Gold demand statistics

Table 2: Gold demand (tonnes)

	2012	2013	Q2'12	Q3'12	Q4'12	Q1'13	Q2'13	Q3'13	Q4'13	Q1'14[1]	Q1'14 vs Q1'13 % chg	4-quarter % chg[2]
Jewellery	1,998.0	2,361.2	458.9	478.9	545.3	554.7	693.6	539.6	573.4	570.7	3	17
Technology	415.4	408.6	104.9	104.4	98.2	103.5	103.7	103.0	98.3	99.0	-4	-2
Electronics	284.5	278.9	71.4	72.3	67.0	70.9	69.9	70.9	67.2	67.7	-4	-2
Other industrial	92.3	93.4	23.7	22.7	21.9	23.7	24.3	23.2	22.2	22.7	-4	0
Dentistry	38.6	36.3	9.9	9.4	9.3	8.9	9.5	9.0	8.9	8.6	-4	-4
Investment	1,637.3	900.8	305.0	449.7	472.6	288.1	228.0	192.0	192.7	282.3	-2	-41
Total bar and coin demand	1,358.2	1,780.6	305.0	311.9	384.4	464.7	630.3	312.2	373.5	282.5	-39	9
Physical bar demand	1,036.8	1,381.1	228.4	234.3	297.0	356.0	496.9	251.6	276.6	216.4	-39	11
Official coin	208.0	295.7	53.8	47.9	53.1	77.9	95.1	44.6	78.1	52.1	-33	16
Medals/imitation coin	113.4	103.8	22.8	29.7	34.3	30.8	38.4	16.0	18.8	14.0	-54	-26
ETFs and similar products[3]	279.1	-879.8	0.0	137.8	88.1	-176.5	-402.2	-120.2	-180.8	-0.2	-	-
Central bank net purchases	544.1	409.3	163.5	112.3	150.4	130.8	92.1	101.5	85.0	122.4	-6	-28
Gold demand	4,594.7	4,080.0	1,032.4	1,145.3	1,266.4	1,077.2	1,117.4	936.0	949.4	1,074.5	0	-10
London PM fix (US$/oz)	1,669.0	1,411.2	1,609.5	1,652.0	1,721.8	1,631.8	1,414.8	1,326.3	1,276.2	1,293.1	-21	-20

1 Provisional.
2 Percentage change, 12 months ended March 2014 vs 12 months ended March 2013.
3 For a listing of the Exchange Traded Funds and similar products, please see the *Notes and definitions*.
Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Table 3: Gold demand (US$mn)

	2012	2013	Q2'12	Q3'12	Q4'12	Q1'13	Q2'13	Q3'13	Q4'13	Q1'14[1]	Q1'14 vs Q1'13 % chg	4-quarter % chg[2]
Jewellery	107,213	107,134	23,747	25,436	30,187	29,100	31,548	23,008	23,526	23,727	-18	-6
Technology	22,288	18,539	5,431	5,545	5,437	5,432	4,719	4,394	4,032	4,117	-24	-21
Electronics	15,265	12,655	3,692	3,842	3,709	3,718	3,181	3,024	2,757	2,816	-24	-21
Other industrial	4,954	4,238	1,227	1,205	1,213	1,245	1,107	988	909	945	-24	-19
Dentistry	2,069	1,646	512	498	515	469	430	382	366	357	-24	-23
Investment	87,855	40,873	15,782	23,883	26,159	15,116	10,373	8,186	7,907	11,736	-22	-53
Total bar and coin demand	72,880	80,792	15,783	16,567	21,280	24,377	28,670	13,313	15,324	11,746	-52	-11
Physical bar demand	55,636	62,663	11,820	12,442	16,439	18,678	22,600	10,729	11,348	8,997	-52	-10
Official coin	11,158	13,417	2,782	2,546	2,940	4,085	4,325	1,903	3,206	2,167	-47	-6
Medals/imitation coin	6,086	4,712	1,180	1,579	1,901	1,614	1,745	681	770	582	-64	-40
ETFs and similar products[3]	14,975	-39,919	-1	7,317	4,879	-9,261	-18,297	-5,128	-7,417	-10	-	-
Central bank net purchases	29,193	18,572	8,462	5,967	8,323	6,863	4,187	4,326	3,488	5,089	-26	-42
Gold demand	246,549	185,118	53,421	60,832	70,106	56,511	50,827	39,913	38,953	44,669	-21	-28

1 Provisional.
2 Percentage change, 12 months ended March 2014 vs 12 months ended March 2013.
3 For a listing of the Exchange Traded Funds and similar products, please see the *Notes and definitions*.
Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Table 4: Total investment demand (tonnes except where specified)

	2012	2013	Q2'12	Q3'12	Q4'12	Q1'13	Q2'13	Q3'13	Q4'13	Q1'14[1]	Q1'14 vs Q1'13 % chg	4-quarter % chg[2]
Investment	1,637.3	900.8	305.0	449.7	472.6	288.1	228.0	192.0	192.7	282.3	-2	-41
Total bar and coin demand	1,358.2	1,780.6	305.0	311.9	384.4	464.7	630.3	312.2	373.5	282.5	-39	9
Physical bar demand	1,036.8	1,381.1	228.4	234.3	297.0	356.0	496.9	251.6	276.6	216.4	-39	11
Official coin	208.0	295.7	53.8	47.9	53.1	77.9	95.1	44.6	78.1	52.1	-33	16
Medals/imitation coin	113.4	103.8	22.8	29.7	34.3	30.8	38.4	16.0	18.8	14.0	-54	-26
ETFs and similar products[3]	279.1	-879.8	0.0	137.8	88.1	-176.5	-402.2	-120.2	-180.8	-0.2	-	-
OTC investment and stock flows[4]	-139.8	174.0	64.8	14.0	-126.4	-25.9	-173.9	170.7	203.2	-29.7	-	-
Total investment	1,497.5	1,074.9	369.8	463.7	346.1	262.2	54.1	362.7	395.9	252.6	-4	-26
Total investment US$mn	80,353	48,769	19,136	24,626	19,161	13,755	2,462	15,464	16,244	10,501	-24	-42

1 Provisional.
2 Percentage change, 12 months ended March 2014 vs 12 months ended March 2013.
3 For a listing of the Exchange Traded Funds and similar products, please see the *Notes and definitions*.
4 For an explanation of OTC investment and stock flows, please see the *Notes and definitions*.
Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Table 5: Quarterly average price in key currencies

	2012	2013	Q1'13	Q2'13	Q3'13	Q4'13	Q1'14	Q1'14 vs Q1'13 % change
US$/oz	1,669.0	1,411.2	1,631.8	1,414.8	1,326.3	1,276.2	1,293.1	-21
€/oz	1,298.7	1,063.8	1,235.6	1,083.2	1,001.5	937.8	943.5	-24
£/oz	1,053.0	903.8	1,051.6	921.4	855.5	789.2	781.1	-26
CHF/kg	50,323.7	42,090.3	48,792.5	42,865.7	39,744.2	37,072.3	37,107.5	-24
¥/g	4,278.2	4,410.4	4,834.7	4,492.5	4,216.8	4,107.1	4,271.1	-12
Rs/10g	28,639.4	26,440.2	28,420.8	25,381.0	26,503.5	25,452.4	25,671.6	-10
RMB/g	338.5	279.2	326.5	280.0	261.2	250.0	253.7	-22
TL/g	96.6	86.0	93.6	83.6	84.0	82.8	92.0	-2

Source: The London Gold Market Fixing Ltd, Thomson Reuters Datastream, World Gold Council

Table 6: Gold supply and demand World Gold Council presentation

	2012	2013	Q2'12	Q3'12	Q4'12	Q1'13	Q2'13	Q3'13	Q4'13	Q1'14[1]	Q1'14 vs Q1'13 % chg	4-quarter % chg[2]
Supply												
Mine production	2,860.9	3,022.1	706.7	743.9	743.9	681.3	729.7	796.3	814.8	720.5	6	6
Net producer hedging	-39.7	-48.1	-8.0	1.3	-31.7	-10.6	-15.1	-5.9	-16.5	6.0	-	-
Total mine supply	2,821.2	2,974.1	698.8	745.2	712.1	670.8	714.6	790.4	798.3	726.5	8	7
Recycled gold	1,633.7	1,280.0	399.8	443.7	390.7	368.6	262.1	341.8	307.4	322.0	-13	-23
Total supply	4,454.9	4,254.0	1,098.6	1,188.8	1,102.8	1,039.4	976.7	1,132.3	1,105.7	1,048.5	1	-4
Demand												
Fabrication												
Jewellery[3]	1,998.0	2,361.2	460.3	508.4	508.1	542.8	726.8	565.1	526.5	574.5	6	18
Technology	415.4	408.6	104.9	104.4	98.2	103.5	103.7	103.0	98.3	99.0	-4	-2
Sub-total above fabrication	2,413.4	2,769.8	565.3	612.8	606.3	646.4	830.5	668.2	624.7	673.5	4	15
Total bar and coin demand	1,358.2	1,780.6	305.0	311.9	384.4	464.7	630.3	312.2	373.5	282.5	-39	9
ETFs and similar	279.1	-879.8	0.0	137.8	88.1	-176.5	-402.2	-120.2	-180.8	-0.2	-	-
Central bank net purchases[4]	544.1	409.3	163.5	112.3	150.4	130.8	92.1	101.5	85.0	122.4	-6	-28
Gold demand	4,594.7	4,080.0	1,033.8	1,174.9	1,229.2	1,065.3	1,150.6	961.6	902.5	1,078.2	1	-9
OTC investment and stock flows[5]	-139.8	174.0	64.8	14.0	-126.4	-25.9	-173.9	170.7	203.2	-29.7	-	-
Total demand	4,454.9	4,254.0	1,098.6	1,188.8	1,102.8	1,039.4	976.7	1,132.3	1,105.7	1,048.5	1	-4
London PM fix (US$/oz)	1,669.0	1,411.2	1,609.5	1,652.0	1,721.8	1,631.8	1,414.8	1,326.3	1,276.2	1,293.1	-21	-20

1 Provisional.
2 Percentage change, 12 months ended March 2014 vs 12 months ended March 2013.
3 Jewellery fabrication. The quarterly data differ from those for jewellery consumption shown in Table 2. Fabrication is the first transformation of gold bullion into a semi-finished or finished product. Jewellery consumption is equal to fabrication plus/minus jewellery imports/exports plus/minus stocking/de-stocking by distributors and manufacturers. On an annual basis, the consumption and fabrication data series will reconcile.
4 Excluding any delta hedging of central bank options.
5 For an explanation of OTC investment and stock flows, please see the *Notes and definitions*.

Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council. Data in the table are consistent with those published by GFMS, Thomson Reuters in their Gold Survey but adapted to the World Gold Council's presentation.

Table 7: Indian supply estimates

Figures in tonnes	Q1'13	Q2'13	Q3'13	Q4'13	Q1'14[1]	2013
Supply						
Net imports, available for domestic consumption	268	352	91	114	129	825
Domestic supply from recycled gold	21	10	53	17	21	101
Domestic supply from other sources[2]	2	2	2	2	2	7
Equals total supply[3]	291	364	145	133	152	934

1 Provisional.
2 Domestic supply from local mine production, recovery from imported copper concentrates and disinvestment.
3 This supply can be consumed across the three sectors – jewellery, investment and technology. Consequently, the total supply figure in the table will not add to jewellery plus investment demand for India.

Source: GFMS, Thomson Reuters, World Gold Council

Table 8: Top 40 reported official gold holdings (as at March 2014)

		Tonnes	% of reserves			Tonnes	% of reserves
1	United States	8,133.5	72%	21	Austria	280.0	48%
2	Germany	3,386.4	68%	22	Belgium	227.4	34%
3	IMF	2,814.0	-	23	Philippines	193.8	10%
4	Italy	2,451.8	67%	24	Algeria	173.6	4%
5	France	2,435.4	66%	25	Thailand	152.4	4%
6	China	1,054.1	1%	26	Kazakhstan	148.7	23%
7	Russia	1,040.7	9%	27	Singapore	127.4	2%
8	Switzerland	1,040.1	8%	28	Sweden	125.7	8%
9	Japan	765.2	2%	29	South Africa	125.1	10%
10	Netherlands	612.5	54%	30	Mexico	122.8	3%
11	India	557.7	8%	31	Libya	116.6	4%
12	ECB	503.2	26%	32	BIS	115.0	-
13	Turkey	483.5	16%	33	Greece	112.2	62%
14	Taiwan	423.6	4%	34	Korea	104.4	1%
15	Portugal	382.5	84%	35	Romania	103.7	9%
16	Venezuela	367.6	71%	36	Poland	102.9	4%
17	Saudi Arabia	322.9	2%	37	Australia	79.9	6%
18	United Kingdom	310.3	12%	38	Kuwait	79.0	8%
19	Lebanon	286.8	24%	39	Indonesia	78.1	3%
20	Spain	281.6	25%	40	Egypt	75.6	19%

For information on the methodology behind this data, as well as footnotes for specific countries, please see our table of Latest World Official Gold Reserves, at http://www.gold.org/government_affairs/gold_reserves/

Source: IMF International Financial Statistics, World Gold Council

Table 9: Consumer demand in selected countries: Q1'14 (tonnes)

	Q1'13			Q1'14*			Q1'14* vs Q1'13, % change		
	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total
India	159.5	98.0	257.5	145.6	44.7	190.3	-9	-54	-26
Greater China	198.5	137.6	336.1	215.6	62.5	278.1	9	-55	-17
China	185.2	134.6	319.8	203.2	60.0	263.2	10	-55	-18
Hong Kong	11.1	0.6	11.7	10.3	0.6	10.9	-7	2	-7
Taiwan	2.2	2.5	4.7	2.1	2.0	4.0	-6	-22	-15
Japan	4.3	-2.7	1.6	5.1	3.1	8.2	17	-	409
Indonesia	11.5	6.8	18.3	12.5	5.5	18.0	9	-19	-1
South Korea	3.5	1.4	4.9	3.1	1.4	4.5	-11	0	-8
Thailand	3.0	52.2	55.2	2.5	22.0	24.5	-17	-58	-56
Vietnam	4.4	14.2	18.6	4.5	15.0	19.5	3	6	5
Middle East	48.3	8.8	57.1	54.6	11.7	66.2	13	32	16
Saudi Arabia	12.1	4.0	16.1	13.6	4.0	17.6	12	0	9
Egypt	12.0	0.8	12.8	12.8	3.4	16.2	6	325	26
UAE	18.8	3.2	22.0	22.1	3.3	25.4	18	5	16
Other Gulf	5.4	0.9	6.3	6.1	1.0	7.1	13	7	12
Turkey	16.5	30.7	47.2	14.5	12.7	27.2	-12	-59	-42
Russia	17.3	-	17.3	17.0	-	17.0	-2	-	-2
USA	18.1	20.1	38.2	19.1	14.0	33.1	5	-30	-13
Europe ex CIS	5.6	51.4	57.0	6.2	47.7	54.0	10	-7	-5
Italy	3.0	-	3.0	2.8	-	2.8	-6	-	-6
UK	2.7	-	2.7	3.5	-	3.5	29	-	29
France	-	0.4	0.4	-	0.4	0.4	-	-13	-13
Germany	-	20.8	20.8	-	22.0	22.0	-	6	6
Switzerland	-	14.2	14.2	-	9.8	9.8	-	-31	-31
Other Europe	-	16.0	16.0	-	15.6	15.6	-	-3	-3
Total above	490.4	418.6	909.0	500.1	240.3	740.5	2	-43	-19
Other	64.3	46.1	110.4	70.6	42.2	112.8	10	-8	2
World total	554.7	464.7	1,019.3	570.7	282.5	853.3	3	-39	-16

*Provisional.

Source: GFMS, Thomson Reuters, World Gold Council

Table 10: Consumer demand in selected countries: Q1 2014 (value, US$mn)

	Q1'13			Q1'14*			Q1'14* vs Q1'13, % change		
	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total
India	8,368	5,141	13,509	6,053	1,858	7,911	-28	-64	-41
Greater China	10,415	7,220	17,635	8,962	2,598	11,560	-14	-64	-34
China	9,716	7,060	16,776	8,448	2,493	10,941	-13	-65	-35
Hong Kong	582	29	611	428	23	451	-26	-19	-26
Taiwan	116	131	248	86	81	168	-26	-38	-32
Japan	226	-142	84	210	129	339	-7	-	304
Indonesia	601	357	957	520	229	748	-13	-36	-22
South Korea	184	73	257	129	58	187	-30	-21	-27
Thailand	156	2,741	2,896	103	916	1,019	-34	-67	-65
Vietnam	229	745	974	186	624	810	-19	-16	-17
Middle East	2,534	464	2,998	2,268	484	2,753	-10	4	-8
Saudi Arabia	634	210	844	565	166	732	-11	-21	-13
Egypt	630	42	672	530	141	671	-16	237	0
UAE	986	165	1,152	919	137	1,056	-7	-17	-8
Other Gulf	284	47	331	254	39	294	-11	-15	-11
Turkey	866	1,608	2,474	603	527	1,130	-30	-67	-54
Russia	905	-	905	705	-	705	-22	-	-22
USA	950	1,056	2,006	795	583	1,377	-16	-45	-31
Europe ex CIS	295	2,697	2,992	259	1,985	2,244	-12	-26	-25
Italy	155	-	155	115	-	115	-26	-	-26
UK	141	-	141	143	-	143	2	-	2
France	-	21	21	-	15	15	-	-31	-31
Germany	-	1,091	1,091	-	915	915	-	-16	-16
Switzerland	-	745	745	-	407	407	-	-45	-45
Other Europe	-	840	840	-	648	648	-	-23	-23
Total above	25,728	21,960	47,688	20,792	9,991	30,783	-19	-55	-35
Other	3,372	2,417	5,789	2,935	1,755	4,690	-13	-27	-19
World total	29,100	24,377	53,478	23,727	11,746	35,473	-18	-52	-34

*Provisional.

Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Table 11: Consumer demand in selected countries: four-quarter totals (tonnes)

	12 months ended Q1'13			12 months ended Q1'14*			Year on Year % change		
	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total
India	573.2	346.4	919.6	598.8	308.8	907.6	4	-11	-1
Greater China	627.5	328.5	956.0	894.6	333.8	1,228.4	43	2	28
China	583.5	319.5	903.0	834.4	323.6	1,158.0	43	1	28
Hong Kong	37.0	2.0	39.0	52.9	2.8	55.7	43	38	43
Taiwan	7.1	6.9	14.0	7.3	7.4	14.7	4	7	5
Japan	16.9	-9.4	7.5	18.4	9.5	27.9	9	-	274
Indonesia	31.7	20.0	51.7	39.2	32.8	72.0	24	64	39
South Korea	9.8	3.2	13.0	9.3	7.0	16.3	-5	119	26
Thailand	4.3	123.0	127.3	6.8	127.9	134.7	58	4	6
Vietnam	10.8	62.2	73.0	12.3	85.1	97.4	14	37	33
Middle East	160.3	33.8	194.1	193.7	56.1	249.8	21	66	29
Saudi Arabia	47.8	16.5	64.3	58.6	17.2	75.8	23	4	18
Egypt	42.3	2.4	44.7	46.0	18.9	64.9	9	688	45
UAE	51.8	12.1	63.9	66.0	14.6	80.6	27	20	26
Other Gulf	18.4	2.8	21.2	23.2	5.4	28.6	26	93	35
Turkey	62.6	63.8	126.4	71.3	84.2	155.4	14	32	23
Russia	70.2	-	70.2	73.0	-	73.0	4	-	4
USA	108.8	59.5	168.3	123.8	61.4	185.3	14	3	10
Europe ex CIS	43.0	261.6	304.6	44.2	270.4	314.7	3	3	3
Italy	21.9	-	21.9	20.0	-	20.0	-8	-	-8
UK	21.1	-	21.1	24.2	-	24.2	15	-	15
France	-	2.5	2.5	-	1.8	1.8	-	-28	-28
Germany	-	109.2	109.2	-	124.1	124.1	-	14	14
Switzerland	-	68.0	68.0	-	60.7	60.7	-	-11	-11
Other Europe	-	81.8	81.8	-	83.8	83.8	-	2	2
Total above	1,719.0	1,292.4	3,011.5	2,085.4	1,377.0	3,462.4	21	7	15
Other	318.8	173.6	492.4	291.9	221.5	513.4	-8	28	4
World total	2,037.8	1,466.0	3,503.8	2,377.3	1,598.5	3,975.8	17	9	13

*Provisional.

Source: GFMS, Thomson Reuters, World Gold Council

Table 12: Consumer demand in selected countries: four-quarter totals (value, US$mn)

	12 months ended Q1'13			12 months ended Q1'14*			Year on Year % change		
	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total
India	30,514	18,502	49,015	25,670	13,434	39,104	-16	-27	-20
Greater China	33,368	17,439	50,807	38,402	14,464	52,866	15	-17	4
China	31,030	16,963	47,993	35,809	14,022	49,831	15	-17	4
Hong Kong	1,962	108	2,070	2,280	121	2,401	16	12	16
Taiwan	376	367	743	314	320	634	-16	-13	-15
Japan	895	-509	385	783	413	1,196	-12	-	210
Indonesia	1,682	1,062	2,744	1,670	1,418	3,088	-1	33	13
South Korea	520	169	689	397	302	699	-24	79	1
Thailand	227	6,554	6,781	295	5,507	5,802	30	-16	-14
Vietnam	570	3,309	3,879	524	3,666	4,190	-8	11	8
Middle East	8,501	1,801	10,301	8,319	2,414	10,734	-2	34	4
Saudi Arabia	2,530	879	3,409	2,523	736	3,260	0	-16	-4
Egypt	2,253	127	2,381	1,970	818	2,789	-13	542	17
UAE	2,742	644	3,386	2,834	625	3,458	3	-3	2
Other Gulf	975	150	1,125	992	235	1,227	2	57	9
Turkey	3,304	3,357	6,662	3,087	3,642	6,729	-7	8	1
Russia	3,738	-	3,738	3,109	-	3,109	-17	-	-17
USA	5,830	3,165	8,995	5,247	2,650	7,898	-10	-16	-12
Europe ex CIS	2,319	13,906	16,225	1,861	11,621	13,483	-20	-16	-17
Italy	1,178	-	1,178	846	-	846	-28	-	-28
UK	1,141	-	1,141	1,015	-	1,015	-11	-	-11
France	-	134	134	-	76	76	-	-43	-43
Germany	-	5,800	5,800	-	5,337	5,337	-	-8	-8
Switzerland	-	3,622	3,622	-	2,614	2,614	-	-28	-28
Other Europe	-	4,350	4,350	-	3,594	3,594	-	-17	-17
Total above	91,468	68,754	160,222	89,367	59,533	148,900	-2	-13	-7
Other	17,003	9,253	26,256	12,443	9,520	21,963	-27	3	-16
World total	108,470	78,007	186,478	101,809	69,053	170,863	-6	-11	-8

*Provisional.

Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Table 13: Historical data for gold demand[1]

	Tonnes						US$bn					
	Jewellery	Total bar and coin invest	ETFs and similar	Tech-nology	Central banks	Total	Jewellery	Total bar and coin invest	ETFs and similar	Tech-nology	Central banks	Total
2004	2,619	361	133	418	-479	3,052	34.4	4.8	1.7	5.5	-6.3	40.2
2005	2,721	412	208	440	-663	3,118	38.9	5.9	3.0	6.3	-9.5	44.6
2006	2,302	428	260	471	-365	3,095	44.7	8.3	5.1	9.1	-7.1	60.1
2007	2,425	442	253	477	-484	3,114	54.2	9.9	5.7	10.7	-10.8	69.6
2008	2,306	916	321	464	-235	3,771	64.6	25.7	9.0	13.0	-6.6	105.7
2009	1,817	826	623	414	-34	3,647	56.8	25.8	19.5	13.0	-1.0	114.0
2010	2,034	1,229	382	469	77	4,192	80.1	48.4	15.0	18.5	3.0	165.0
2011	2,029	1,569	185	458	457	4,698	102.5	79.3	9.4	23.1	23.1	237.3
2012	1,998	1,358	279	415	544	4,595	107.2	72.9	15.0	22.3	29.2	246.5
2013[2]	2,361	1,781	-880	409	409	4,080	107.1	80.8	-39.9	18.5	18.6	185.1
Q1'08	482	109	72	123	-76	709	14.3	3.2	2.1	3.6	-2.3	21.1
Q2'08	562	159	5	125	-68	782	16.2	4.6	0.1	3.6	-1.9	22.5
Q3'08	694	293	149	120	-76	1,180	19.4	8.2	4.2	3.4	-2.1	33.1
Q4'08	568	355	95	97	-12	1,103	14.5	9.1	2.4	2.5	-0.3	28.2
Q1'09	351	168	465	89	-62	1,011	10.3	4.9	13.6	2.6	-1.8	29.5
Q2'09	446	224	68	103	9	850	13.2	6.6	2.0	3.1	0.3	25.2
Q3'09	496	218	43	108	10	875	15.3	6.7	1.3	3.3	0.3	27.0
Q4'09	524	216	47	113	10	910	18.5	7.6	1.7	4.0	0.4	32.2
Q1'10	531	255	6	115	58	965	18.9	9.1	0.2	4.1	2.1	34.4
Q2'10	418	315	296	117	14	1,159	16.1	12.1	11.4	4.5	0.5	44.6
Q3'10	517	317	50	121	23	1,028	20.4	12.5	2.0	4.8	0.9	40.6
Q4'10	567	343	30	117	-17	1,039	24.9	15.1	1.3	5.1	-0.8	45.7
Q1'11	566	409	-61	116	137	1,168	25.2	18.2	-2.7	5.2	6.1	52.0
Q2'11	505	346	54	119	66	1,090	24.4	16.7	2.6	5.8	3.2	52.8
Q3'11	469	441	87	117	141	1,256	25.7	24.2	4.8	6.4	7.7	68.8
Q4'11	488	373	104	105	113	1,183	26.5	20.2	5.7	5.7	6.1	64.2
Q1'12	515	357	53	108	118	1,151	28.0	19.4	2.9	5.9	6.4	62.5
Q2'12	459	305	0	105	164	1,032	23.7	15.8	0.0	5.4	8.5	53.4
Q3'12	479	312	138	104	112	1,145	25.4	16.6	7.3	5.5	6.0	60.8
Q4'12	545	384	88	98	150	1,266	30.2	21.3	4.9	5.4	8.3	70.1
Q1'13	555	465	-177	104	131	1,077	29.1	24.4	-9.3	5.4	6.9	56.5
Q2'13	694	630	-402	104	92	1,117	31.5	28.7	-18.3	4.7	4.2	50.8
Q3'13	540	312	-120	103	101	936	23.0	13.3	-5.1	4.4	4.3	39.9
Q4'13	573	373	-181	98	85	949	23.5	15.3	-7.4	4.0	3.5	39.0
Q1'14[2]	571	283	0	99	122	1,074	23.7	11.7	0.0	4.1	5.1	44.7

1 See footnotes to Table 2 for definitions and notes.
2 Provisional.

Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Appendix

Chart 8: Gold demand in tonnes and the gold price (US$/oz)



Tonnes, US$/oz
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Tonnes (Q1 darker colour)
London PM fix (US$/oz)

Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Chart 9: Gold demand in tonnes and value (US$bn)



Tonnes
US$bn
1,400
1,200
1,000
800
600
400
200
0
80
70
60
50
40
30
20
10
0
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Tonnes (Q1 darker colour)
Value (US$bn, rhs)

Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Chart 10: Gold demand by category in tonnes and the gold price (US$/oz)



Tonnes, US$/oz
2,000
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Jewellery
Technology
Investment
Central bank net purchases
London PM fix US$/oz

Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Chart 11: Jewellery demand in tonnes and value (US$bn)



Tonnes
US$bn
800
700
600
500
400
300
200
100
0
35
30
25
20
15
10
5
0
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Tonnes (Q1 darker colour)
Value (US$bn, rhs)

Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, World Gold Council

Chart 12: Holdings in Exchange Traded Funds (tonnes) and the gold price (US$/oz)


Tonnes
US$/oz
3,000
2,500
2,000
1,500
1,000
500
0
1,800
1,600
1,400
1,200
1,000
800
600
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
ETFs (ex GLD)
GLD
London PM fix (US$/oz, rhs)

Source: GFMS, Thomson Reuters, The London Gold Market Fixing Ltd, www.exchangetradedgold.com, World Gold Council

Chart 13: Jewellery demand by country in tonnes (Q1'14 vs Q1'13, % change)


% change
40
30
20
10
0
-10
-20
India
China
Hong Kong
Taiwan
Japan
Indonesia
South Korea
Thailand
Vietnam
Saudi Arabia
Egypt
UAE
Other Gulf
Turkey
Russia
USA
Italy
UK

Source: GFMS, Thomson Reuters, World Gold Council

Chart 14: Jewellery demand in tonnes (Q1'14 vs Q4'13)


Tonnes
250
200
150
100
50
0
India
China
Hong Kong
Taiwan
Japan
Indonesia
South Korea
Thailand
Vietnam
Saudi Arabia
Egypt
UAE
Other Gulf
Turkey
Russia
USA
Italy
UK
Q4'13
Q1'14

Source: GFMS, Thomson Reuters, World Gold Council

Chart 15: Jewellery demand by country in US$ (Q1'14 vs Q1'13, % change)


% change
5
0
-5
-10
-15
-20
-25
-30
-35
-40
India
China
Hong Kong
Taiwan
Japan
Indonesia
South Korea
Thailand
Vietnam
Saudi Arabia
Egypt
UAE
Other Gulf
Turkey
Russia
USA
Italy
UK

Source: GFMS, Thomson Reuters, World Gold Council

Chart 16: Jewellery demand by country in tonnes (4-quarter rolling total, % change)


% change
70
60
50
40
30
20
10
0
-10
-20
India
China
Hong Kong
Taiwan
Japan
Indonesia
South Korea
Thailand
Vietnam
Saudi Arabia
Egypt
UAE
Other Gulf
Turkey
Russia
USA
Italy
UK

Source: GFMS, Thomson Reuters, World Gold Council

Chart 17: Total investment demand in tonnes


Tonnes
600
500
400
300
200
100
0
-100
-200
-300
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Investment
OTC Investment and stock flows

Source: GFMS, Thomson Reuters, World Gold Council

Chart 18: Total bar and coin demand by category in tonnes


Tonnes
600
500
400
300
200
100
0
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Physical bar demand
Official coin
Medals/imitation coin

Source: GFMS, Thomson Reuters, World Gold Council

Chart 19: Total bar and coin demand in tonnes (Q1'14 and Q4'13)


Tonnes
80
70
60
50
40
30
20
10
0
India
China
Hong Kong
Taiwan
Japan
Indonesia
South Korea
Thailand
Vietnam
Middle East
Saudi Arabia
Egypt
UAE
Other Gulf
Turkey
USA
Europe ex CIS
France
Germany
Switzerland
Q4'13
Q1'14

Source: GFMS, Thomson Reuters, World Gold Council

Chart 20: Total bar and coin demand in tonnes (Q1'14 and Q1'13)


Tonnes
160
140
120
100
80
60
40
20
0
-20
India
China
Hong Kong
Taiwan
Japan
Indonesia
South Korea
Thailand
Vietnam
Middle East
Saudi Arabia
Egypt
UAE
Other Gulf
Turkey
USA
Europe ex CIS
France
Germany
Switzerland
Q1'13
Q1'14

Source: GFMS, Thomson Reuters, World Gold Council

Chart 21: European total bar and coin demand in tonnes


Tonnes
160
140
120
100
80
60
40
20
0
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Switzerland
Germany
France
Other Europe

Source: GFMS, Thomson Reuters, World Gold Council

Chart 22: Technology demand by category in tonnes


Tonnes
140
120
100
80
60
40
20
0
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Electronics
Other industrial
Dentistry

Source: GFMS, Thomson Reuters, World Gold Council

Chart 23: Quarterly supply in tonnes


Tonnes
1,400
1,200
1,000
800
600
400
200
0
-200
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Mine production
Net producer hedging
Recycled gold

Source: GFMS, Thomson Reuters, World Gold Council

Chart 24: Q1'14 average gold price (% change)


% change
15
10
5
0
-5
-10
-15
-20
-25
-30
US$/oz
Rs/10g
¥/g
TL/g
RMB/g
€/oz
£/oz
CHF/kg
YoY
QoQ

Source: The London Gold Market Fixing Ltd, Thomson Reuters Datastream, World Gold Council

Chart 25: Central bank contributions to demand in tonnes


Tonnes
180
160
140
120
100
80
60
40
20
0
Q1'11
Q3'11
Q1'12
Q3'12
Q1'13
Q3'13
Q1'14
Net purchases

Source: GFMS, Thomson Reuters, World Gold Council

Notes and definitions

All statistics (except where specified) are in weights of fine gold

"–"

Not applicable or Not available

Consumer demand
The sum of jewellery and total bar and coin purchases for a country i.e. the amount of gold acquired directly by individuals.

Dental
The first transformation of raw gold into intermediate or final products destined for dental applications such as dental alloys.

ETFs and similar products
Exchange Traded Funds and similar products including: Gold Bullion Securities (London), Gold Bullion Securities (Australia), SPDR® Gold Shares (formerly streetTRACKS Gold Shares), NewGold Gold Debentures, iShares Gold Trust, ZKB Gold ETF, GOLDIST, ETF Securities Physical Gold, ETF Securities (Tokyo), ETF Securities (NYSE), XETRA-GOLD, Julius Baer Physical Gold, Central Fund of Canada and Central Gold Trust, Swiss Gold, iShares Gold Bullion Fund (formerly Claymore Gold Bullion ETF), Sprott Physical Gold Trust, ETF Securities Glitter, Mitsubishi Physical Gold ETF and iShares Gold CH.

Fabrication
Fabrication is the first transformation of gold bullion into a semi-finished or finished product.

Jewellery
All newly-made carat jewellery and gold watches, whether plain gold or combined with other materials. Excluded are: second-hand jewellery; other metals plated with gold; coins and bars used as jewellery; and purchases funded by the trading-in of existing jewellery.

London PM fix
Unless described otherwise, gold price values are based on the London PM fix.

Mine production
Formal and informal output.

Net producer hedging
This measures the impact in the physical market of mining companies' gold forward sales, loans and options positions. Hedging accelerates the sale of gold, a transaction which releases gold (from existing stocks) to the market. Over time, hedging activity does not generate a net increase in the supply of gold. De-hedging, the process of closing out hedged positions, has the opposite impact and will reduce the amount of gold available to the market in any given quarter.

Central bank net purchases
Gross purchases less gross sales by central banks and other official institutions. Swaps and the effects of delta hedging are excluded.

OTC investment and stock flows
Partly a statistical residual, this data is largely reflective of demand in the opaque over-the-counter (OTC) market, with an additional contribution occasionally from changes to fabrication inventories.

Physical bar demand
Global investment in physical gold in bar form.

Recycled gold
Gold sourced from old fabricated products which has been recovered and refined back into bars.

Technology
This captures all gold used in the fabrication of electronics, dental, medical, industrial, decorative and other technological applications, with electronics representing the largest component of this category. This includes gold destined for plating jewellery.

Tonne
1,000 kg or 32,151 troy oz of fine gold.

Total bar and coin demand
This comprises individuals' purchases of coins and bars, defined according to the standard adopted by the European Union for investment gold, but includes demand for coins and bars in both the western and non-western markets. Medallions of at least 99% purity, wires and lumps sold in small quantities are also included. In practice this includes the initial sale of many coins destined ultimately to be considered as numismatic rather than bullion. It excludes second-hand coins and is measured as net purchases.

Total investment
Represents the amalgamation of all components of investment demand, including all demand for physical bars and coins, demand for ETFs and similar products, and OTC investment and stock flows.

Revisions to data
All data may be subject to revision in the light of new information.

Historical data
Data covering a longer time period will be available on Thomson Reuters and Bloomberg after the initial publication of this report; alternatively, contact GFMS, Thomson Reuters (GFMS@thomsonreuters.com).

THOMSON REUTERS

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